NF Energy Saving Corporation Issues Preliminary 2009 Results

The Company Expects 28% Revenue Growth and 250% EPS Growth Year over Year

SHENYANG, China, February 25, 2010-- NF Energy Saving Corporation (OTCBB:NFEC) (“NF Energy” or “Company”) is a leading provider of integrated energy conservation solutions, including energy conservation and emission reduction equipment and services for China’s rapidly growing power generation sector.

For the year ended December 31, 2009, the Company anticipates it will record revenues in the range of $20 to $21 million, which represents an approximate increase of 28% when compared to $15.83 of revenues in the 2008 fiscal year. The Company did not recognize an additional $3 million in revenue as certain client projects have been delayed to the first quarter of 2010. The Company also expects EPS of approximately $0.35 for the 2009 fiscal year, which represents an approximate increase of 250% when compared to $0.10 EPS for the 2008 fiscal year.

The Company expects to release its audited financial statements for the fiscal year ended December 31, 2009, through the filing of the Annual Report on Form 10-K, no later than March 31, 2010.

Chairman and CEO of the Company, Mr. Gang Li, commented that, “Although there were significant changes in the economy during the 2008 and 2009 time frame, which had an impact on the types of projects to which we provided products and services, the Company still experienced strong growth year over year.  The 2010 outlook appears favorable; with the global economic recovery underway, a strong Chinese economy, government expansion of environment protection policies and continued investment and encouragement in infrastructure projects, management believes there are many opportunities for expanding of the product and service offerings of the business and 2010 will reflect continued growth for the Company.”

About NF Energy Saving Corporation

Website: http://www.nfenergy.com

NF Energy Saving Corporation (OTCBB:NFEC) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. The current revenues are primarily from its energy saving flow control products. Headquartered in Shenyang city of China, the Company currently has 220 employees and several proprietary energy saving technologies and patents.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:
Howard Gostfrand
American Capital Ventures
305.918.7000
info@amcapventures.com
www.amcapventures.com